HODL Twitter Post Post How much HODL do you hold? vaneck.com/HODL vaneck.com/us/hodlprospectus Comment VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333. Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 April 10, 2024